Exhibit 99.1

Fidelity National Financial Completes Planned Transaction
to Distribute Approximately 15% Ownership of F&G to FNF Shareholders
Jacksonville, Fla., December 1, 2022 /PRNewswire/ – Fidelity National Financial, Inc. (NYSE: FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through FNF’s subsidiary, F&G Annuities & Life, Inc. (“F&G”), today announced completion of the distribution to FNF shareholders, on a pro rata basis, of approximately 15% of the common stock of its subsidiary, F&G. Effective today, F&G has commenced “regular-way” trading of its common stock on the New York Stock Exchange (“NYSE”) under the symbol “FG”. FNF retains control of F&G through an approximate 85% equity ownership stake and will continue to trade on the NYSE under the symbol “FNF”.
William P. Foley, II, Chairman of the Board of FNF, commented, “We are pleased to have successfully completed our planned dividend to FNF shareholders, on a pro rata basis, of approximately 15% of F&G’s common stock, which we believe will highlight the substantial equity value of F&G that has been and will continue to be created. At the time of our acquisition of F&G in June of 2020, we committed to F&G doubling assets under management to $50 billion over five years through organic growth. In just over two years, Chris and his team are well ahead of expectations with F&G’s assets under management increasing to $42 billion as of the third quarter of 2022. This financial performance not only validates our initial strategy during the acquisition, it also provides confidence for the future of F&G and its ability to generate value for both FNF and F&G shareholders.”
Mike Nolan, Chief Executive Officer of FNF, said, “We want to congratulate the F&G team on their transition back to a public company. Importantly, we remain committed to F&G’s business and talented team as F&G continues to grow through its multi-channel new business platform, while also benefitting from the rising interest rate environment. As F&G continues to scale, their steady and growing earnings over time will provide a counterbalance for our business during higher mortgage rate environments. In fact, F&G has contributed $900 million of adjusted net earnings over the last nine quarters on a cumulative basis. By retaining an approximate 85% majority interest in F&G, we will continue to benefit from F&G’s growth and cash flow generation.”
Chris Blunt, President and Chief Executive Officer of F&G, added, “We are thrilled to achieve this milestone in partnership with FNF and appreciate their continued support. Since the time of our merger with FNF, we have successfully and profitably increased our market share as a result of greater exposure to new and existing products and distribution channels, growing assets under management to $42 billion. As a result, our business has reached an inflection point to balance our deployment of capital to fund growth, while also returning capital to shareholders through a quarterly cash dividend at an initial aggregate amount of approximately $100 million per year beginning in 2023. Looking forward, we are well-positioned for continued growth and I would like to thank our team for their extraordinary efforts.”
BofA Securities, Inc. served as FNF’s financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Weil, Gotshal & Manges LLP served as FNF’s legal counsel in connection with the distribution transaction.
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About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at www.fnf.com.
About F&G
F&G is part of the FNF family of companies. F&G (NYSE: FG) is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.com.
Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: diversion of management’s attention and the potential impact of the consummation of the F&G transaction on relationships, including with employees, suppliers, customers and competitors; our ability to successfully realize the anticipated benefits of the separation and distribution; changes in general economic, business, political crisis, war and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission.
FNF-G
SOURCE Fidelity National Financial, Inc.; F&G Annuities & Life, Inc.
Contact:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
515.330.3307
FNF shareholders contact:
Investors@fnf.com
F&G shareholders contact:
Investor.relations@fglife.com